Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), hereby certifies as follows:

1.            The name of the limited liability company is CenterPoint Energy Restoration Bond Company II, LLC (the “Company”).

2.            The Registered Office of the Company in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against the Company may be served is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of June 5, 2025.

By:	/s/ Vincent A. Mercaldi
Authorized Person

Name:	Vincent A. Mercaldi
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